Exhibit 99.1

BROOKFIELD COMPLETES ACQUISITION OF ROUSE PROPERTIES, INC.

New York, NY — July 6, 2016 — Rouse Properties, Inc. (NYSE: RSE) (the “Company”) announced today the completion by BSREP II Retail Pooling LLC (“Parent”), an affiliate of Brookfield Asset Management, Inc. (“Brookfield”), of its acquisition of the Company pursuant to the previously announced merger agreement under which BSREP II Retail Holdings Corp., an entity controlled by Parent, merged with and into the Company. Under the terms of the merger agreement, the Company’s shareholders, excluding Brookfield and its affiliates will receive $18.25 per share in cash.

Also, in connection with the merger, on July 5, 2016, the Company and the stockholders of the Company that are affiliated with Brookfield completed the previously announced exchange whereby the Company exchanged the Company common stock held by Brookfield and its affiliates prior to the merger, representing approximately 33.5% of the outstanding shares of the Company, into shares of Series I Preferred Stock of the Company, par value $0.01 per share, pursuant to the Series I Preferred Stock Exchange Agreement dated February 25, 2016.

The Company’s common stock will be delisted from the New York Stock Exchange.

BofA Merrill Lynch acted as financial advisor to the special committee of the Company’s Board of Directors, and Sidley Austin LLP acted as the special committee’s legal advisor. Weil, Gotshal & Manges LLP acted as legal advisor to Brookfield.

About Rouse Properties, Inc.

Rouse Properties, Inc. owns and manages 35 regional malls and retail centers in 21 states encompassing approximately 23.8 million square feet.  For more information please visit: www.rouseproperties.com.

Media:

Joele Frank, Wilkinson Brimmer Katcher

Jonathan Keehner / Andrew Siegel / Meaghan Repko

212-355-4449

or

Investors:

Rouse Investor Relations

212-608-5108

IR@rouseproperties.com